EXHIBIT 1


[Excerpt reproduced from pages 42-44 of the Proxy Statement and Prospectus of The Pittston Company, included as part of The Pittston Company's Registration Statement on Form S-4 (File No. 33-63323)]

Amended and Restated Rights Agreement

          Pursuant to the Rights Agreement, as previously amended (the "Rights Agreement"), between the Company and Chemical Bank, as Rights Agent (the "Rights Agent"), Pittston Minerals Group Rights ("Minerals Rights") and Pittston Services Group Rights ("Services Rights") were issued by the Board to holders of Minerals Stock and Services Stock, respectively. If the shareholders approve the Brink's Stock Proposal, the Rights Agreement (including the form of rights provided for therein) will be amended and restated to reflect the change in the capital structure of the Company and the Board will declare a distribution to holders of Burlington Stock of one Pittston Burlington Group Right (a "Burlington Right"), for each outstanding share of Burlington Stock. Each existing Services Right will, in connection with the redesignation of Services Stock as Brink's Stock, become a Pittston Brink's Group Right (a "Brink's Right"). The Rights Agreement, as amended and restated (the "Restated Rights Agreement"), will provide that each Brink's Right and Burlington Right (each, a "Right"), when it becomes exercisable, will entitle the registered holder to purchase from the Company (i) in the case of a Brink's Right, one one-thousandth (1/1000th) of a share of Series A Participating Cumulative Preferred Stock, par value $10 per share (the "Series A Shares"), at a purchase price of $26.67, subject to adjustment (the "Series A Purchase Price"), and (ii) in the case of a Burlington Right, one one-thousandth (1/1000th) of a share of Series D Participating Cumulative Preferred Stock, par value $10 per share (the "Series D Shares"), at a purchase price of $26.67, subject to adjustment (the "Series D Purchase Price"). Mineral Rights will be unaffected by the Brink's Stock Proposal and will not be amended by the Restated Rights Agreement.

          The Restated Rights Agreement will provide that, prior to a Rights distribution date, Brink's Rights and Burlington Rights will be attached to all certificates representing shares of Brink's Stock and Burlington Stock, respectively, then outstanding, and no separate Rights certificates will be distributed. Each share of Brink's Stock will represent one Brink's Right and each share of Burlington Stock will represent one Burlington Right. Brink's Stock, Burlington Stock and Minerals Stock are sometimes hereinafter collectively referred to as the "Voting Stock". The Rights will separate from the Voting Stock and a Rights distribution date (a "Distribution Date") will occur upon the earlier of (i) the tenth day after the first public disclosure that a person or group (including any affiliate or associate of such person or group) (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of Voting Stock representing 20% or more of the total voting rights of all outstanding shares of Voting Stock (the "Share Acquisition Date"), or (ii) the tenth day after the commencement of a tender or exchange offer for shares of Voting Stock representing 30% or more of the total voting rights of all outstanding shares of Voting Stock. For purposes of the Restated Rights Agreement, total voting rights of Voting Stock shall be determined based upon the fixed voting rights of holders of outstanding shares of Brink's Stock, Burlington Stock and Minerals Stock in effect on any such Distribution Date. See "Description of Brink's Stock and Burlington Stock--Voting".

          In the event the Company is acquired in a merger or other business combination or 50% or more of its assets or assets representing 50% or more of its earning power are sold, leased, exchanged or otherwise transferred (in one or more transactions) to a publicly traded corporation, each Brink's Right, each Minerals Right and each Burlington Right will entitle its holder to purchase, for the Series A Purchase Price, Series B Purchase Price and Series D Purchase Price, respectively, that number of common shares of such corporation which at the time of the transaction would have a market value of twice the applicable Purchase Price. Similarly, in the event the Company is acquired in a merger or other business combination or 50% or more of


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its assets or assets representing 50% or more of the earning power of the Company are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an entity that is not a publicly traded corporation, each Right will entitle its holder to purchase, for the applicable Purchase Price, at such holder's option, (i) that number of shares of such entity (or, at such holder's option, of the surviving corporation in such acquisition, which could be the Company) which at the time of the transaction would have a book value of twice the applicable Purchase Price or (ii) if such entity has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the applicable Purchase Price.

          In the event an Acquiring Person (i) shall acquire beneficial ownership of shares of Voting Stock representing 30% or more of the total voting rights of all outstanding shares of Voting Stock or (ii) engages in one or more "self-dealing" transactions with the Company as set forth in the Restated Rights Agreement (any such event being called a "Triggering Event"), (a) each Brink's Right will entitle its holder to purchase, at the Series A Purchase Price, that number of one one-thousandths (1/1000th) of a Series A Share equivalent to the number of shares of Brink's Stock which at the time of the transaction would have a market value of twice the Series A Purchase Price, (b) each Minerals Right will entitle its holder to purchase, at the Series B Purchase Price, that number of one one-thousandths (1/1000th) of a Series B Share equivalent to the number of shares of Minerals Stock which at the time of the transaction would have a market value of twice the Series B Purchase Price and (c) each Burlington Right will entitle its holder to purchase, at the Series D Purchase Price, that number of one one-thousandths (1/1000th) of a Series D Share equivalent to the number of shares of Burlington Stock which at the time of the transaction would have a market value of twice the Series D Purchase Price.

          In the event the Company merges with an Acquiring Person and the Company is the surviving corporation and all the Voting Stock remains outstanding and unchanged (any such event being called an "Affiliate Merger"), (a) each Brink's Right will entitle its holder to purchase, at the Series A Purchase Price, that number of shares of Brink's Stock which at the time of the transaction would have a market value of twice the Series A Purchase Price, (b) each Minerals Right will entitle its holder to purchase, at the Series B Purchase Price, that number of shares of Minerals Stock which at the time of the transaction would have a market value of twice the Series B Purchase Price and (c) each Burlington Right will entitle its holder to purchase, at the Series D Purchase Price, that number of shares of Burlington Stock which at the time of the transaction would have a market value of twice the Series D Purchase Price.

          Under no circumstances may a Right be transferred to an Acquiring Person or an affiliate or associate of an Acquiring Person or to any person who subsequently becomes an Acquiring Person or affiliate or associate, and any purported transfer of Rights to any such person shall be, and shall render the Rights purported to be transferred, null and void.

          At any time prior to the earliest of (i) the tenth day following the Share Acquisition Date, (ii) the occurrence of a Triggering Event or (iii) September 25, 1997 (the "Expiration Date"), the Board may redeem the Rights in whole, but not in part, at a price (in cash or securities deemed by the Board to be equivalent in value) of $.01 per Right (the "Redemption Price"). However, once an Acquiring Person becomes an Acquiring Person, the Rights may thereafter be redeemed only if the Board, with the concurrence of a majority of the Disinterested Directors (as defined in the Restated Rights Agreement), determines that such redemption is in the best interests of the Company and its shareholders.

          Immediately upon the action of the Board electing to redeem the Rights, and upon such election, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.


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          Until a Right is exercised, the holder thereof, as such,
will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

          At any time prior to the Distribution Date, the Company may, without the approval of any holder of the Rights, supplement or amend any provision of the Restated Rights Agreement (including the date on which the Distribution Date shall occur), except that no supplement or amendment shall be made which reduces the Redemption Price or provides for an earlier Expiration Date. However, at any time when there is an Acquiring Person, the Restated Rights Agreement may be supplemented or amended only if the Board, with the concurrence of a majority of the Disinterested Directors, determines that such supplement or amendment is in the best interests of the Company and its shareholders.

          A copy of the form of the Restated Rights Agreement (which includes as Exhibit B-1 the Form of Rights Certificate for Brink's Rights, as Exhibit B-2 the Form of Rights Certificate for Minerals Rights and as Exhibit B-3 the Form of Rights Certificate for Burlington Rights) has been filed with the Commission as an exhibit to the Registration Statement to which this Proxy Statement relates and is incorporated herein by reference. A copy of the Restated Rights Agreement is available free of charge from the Rights Agent. The foregoing description of the Rights is a summary only and is qualified in its entirety by reference to the Restated Rights Agreement.